Exhibit-99.1

HV BANCORP, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR-ENDED JUNE 30, 2018

Huntingdon Valley, Pennsylvania-August 17, 2018. HV Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported net income of $223,000 ($0.11 per basic and diluted shares) for the quarter ended June 30, 2018 versus net income of $179,000 ($0.08 per basic share) for the quarter ended June 30, 2017. The Company reported net income of $770,000 ($0.38 per basic and diluted shares) for the year ended June 30, 2018 versus net income of $569,000 ($0.56 per basic share) for the year ended June 30, 2017.

Net interest income increased $565,000 to $1.8 million for the three months ended June 30, 2018 as compared to $1.3 million for the three months ended June 30, 2017.  The increase was a result of an increase in our net interest-earning assets which increased from $36.3 million for the three months ended June 30, 2017 to $40.8 million for the three months ended June 30, 2018. For the year ended June 30, 2018, net interest income increased $1.8 million to $6.6 million compared to $4.8 million for the year ended June 30, 2017. The increase was a result of an increase in the net interest-earning assets to $37.9 million for the year ended June 30, 2018 from $22.3 million for the year ended June 30, 2017. This increase in net interest-earning assets for the three months and the year ended June 30, 2018 was primarily due to the growth in the average balance of our loans as a result of our continued strategic emphasis on growing our adjustable-rate jumbo one- to four-family residential real estate loan portfolio. In addition, during the year ended June 30, 2018 there was a purchase of a portfolio of private medical education loans with a balance of $7.0 million as of June 30, 2018. Our net interest rate spread increased 19 and 25 basis points to 2.54% and 2.71% for the three months and year ended June 30, 2018 from 2.35% and 2.46% for the three months and year ended June 30, 2017. Our net interest margin increased by 24 and 30 basis points to 2.69% and 2.82% for the three months and year ended June 30, 2018 from 2.45% and 2.52% for the three months and year ended June 30, 2017 primarily as a result of a higher average yield on investment securities and on interest-earning deposits with banks.

Provision for loan losses increased by $33,000 to $111,000 for the three months ended June 30, 2018, from $78,000 for the three months ended June 30, 2017. This increase was primarily due to increased loan volume and increased general reserves due to changes in the portfolio mix. There were no net recoveries recorded during the three months ended June 30, 2018 compared to net recoveries of $3,000 recorded for the three months ended June 30, 2017. Provision for loan losses increased by $65,000 to $266,000 for the year ended June 30, 2018, from $201,000 for the year ended June 30, 2017 primarily as the result of an increase in loans outstanding of $100.9 million during the year ended June 30, 2018. During the year ended June 30, 2018 and 2017, net (recoveries) charge-offs of $(11,000) and $95,000 were recorded.

Non-interest income decreased $309,000 to $1.1 million for the three months ended June 30, 2018 and decreased $866,000 to $4.1 million for the year ended June 30, 2018 as compared to the same periods in 2017. The decrease in non-interest income was primarily due to a decrease in gain on sales of loans, which decreased by $364,000 and $2.0 million for the three months and year ended June 30, 2018, respectively, as compared to the same periods in 2017. This was due to lower sales of loans and reduced margin on loans sold when compared to the same period of 2017. These decreases in non-interest income were partially offset by an increase in the change in fair value of loans held for sale which increased by $147,000 and $608,000 for the three months and year ended June 30, 2018, respectively, as compared to the same periods in 2017. In addition, fees for customer services increased $177,000 and $430,000 for the three months and year ended June 30, 2018, respectively, as compared to the same periods in 2017 primarily as a result of fees received in exchange for customer’s deposits sourced in the deposit placement network.

Total non-interest expense increased $207,000 to $2.5 million for the three months ended June 30, 2018 from $2.3 million for the three months ended June 30, 2017 and increased to $9.4 million for the year ended June 30, 2018 from $8.8 million for the year ended June 30, 2017.  The increase during the year ended June 30, 2018 was primarily due to a $349,000 increase in other expenses and a $232,000 increase in salaries and employee benefits compared to the year ended June 30, 2017. The increase in other expenses was primarily attributed to losses incurred in connection with indemnification agreements executed with the U.S. Department of Housing and Urban Development (“HUD”). The agreements required the Bank to indemnify HUD for any losses incurred by HUD in connection with federally guaranteed loans previously sold to third parties. The losses incurred on the three indemnity agreements totaled approximately $271,000 for the year ended June 30, 2018.

Income tax expense was $48,000 and $244,000 for the three months and year ended June 30, 2018 compared to $75,000 and $195,000 during the same periods in 2017. Effective tax rates were 17.7% and 29.5% for the three months ended June 30, 2018 and 2017, respectively and 24.1% and 25.5% for the years ended June 30, 2018 and 2017, respectively. During the year ended June 30, 2018, the Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 34% to 21%, resulting from legislation that was enacted on December 22, 2017. The rate change is administratively effective at the beginning of our fiscal year, using a blended rate for the annual period.  As a result, the blended statutory rate for fiscal year 2018 was 28.6%. In addition, we recognized a tax expense in our tax provision for the year ended June 30, 2018 related to adjusting our deferred tax balance to reflect the new corporate tax rate. As a result, income tax expense reported for the year ended June 30, 2018 was adjusted to reflect the effects of the change in the tax law and resulted in an increase in income tax expense of $27,000.

Total assets increased $81.0 million, or 37.4%, to $297.8 million at June 30, 2018 from $216.8 million at June 30, 2017. The increase was primarily the result of an increase of $100.9 million in loans receivable, which was primarily the result of a $93.7 million increase in residential one-to four family loans due to the Company’s continued efforts to increase originations of jumbo adjustable rate one-to-four family residential loans. During the year ended June 30, 2018, there was also a purchase of a portfolio of private medical education loans with a balance of $7.0 million at June 30, 2018. In addition, bank owned life insurance increased $2.0 million to $6.0 million at June 30, 2018 from $4.0 million at June 30, 2017.  Partially offsetting these increases were decreases in investment securities which decreased by $9.9 million and cash and cash equivalents which decreased by $13.8 million during the year ended June 30, 2018.

Total liabilities increased $81.7 million, or 44.1%, to $267.0 million at June 30, 2018 from $185.3 million at June 30, 2017. Our core deposits (consisting of demand deposits, money market, pass book and statement and checking accounts) increased $49.4 million, or 36.4%, to $192.0 million at June 30, 2018 from $142.6 million at June 30, 2017. This increase was primarily a result of organic core deposit growth totaling $8.7 million and $40.7 million of core deposits obtained through a deposit placement network on a reciprocal basis, such that amounts are under the standard FDIC insurance maximum of $250,000 making the deposits eligible for FDIC insurance. In addition, certificates of deposit increased $15.5 million, or 55.6%, to $43.4 million at June 30, 2018 from $27.9 million at June 30, 2017 as a result of offering competitive rates as well as acquiring certificates of deposit held by credit unions and banks through deposit listing services. In addition, total liabilities increased as a result of a $13.0 million increase in advances from the Federal Home Loan Bank from $9.0 million at June 30, 2017 to $22.0 million at June 30, 2018 and a $2.9 million increase from June 30, 2017 to June 30, 2018 in securities sold under agreements to repurchase in order to fund loan growth.

Total shareholders’ equity decreased $720,000 to $30.7 million at June 30, 2018 compared to $31.4 million at June 30, 2017 primarily as a result of a special cash dividend paid of $1.1 million, other comprehensive losses of $537,000 due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio as a result of the increase in market interest rates, and ESOP shares committed to be released of $87,000 during the year ended June 30, 2018. These decreases in consolidated shareholders’ equity were partially offset by net income for the year ended June 30, 2018 of $770,000.

Travis J. Thompson, President and CEO and Chairman of the Board commented on the Company’s 2018 year end as follows:

“Our Board of Directors and Management remain dedicated to executing the Bank’s strategic conversion to a stock bank by properly deploying new capital raised in a prudent manner and safely leveraging our balance sheet.  Management is pleased with the Bank’s growth in assets and improved profitability experienced during the past fiscal year, however there is still work to be done to fully realize the Bank’s market potential.”

HV Bancorp. Inc., a Pennsylvania corporation, is the holding company for Huntingdon Valley Bank, a community bank located in suburban Philadelphia, which has provided consumer and commercial banking services since 1871. We currently operate four full-service locations in Bucks, Montgomery and Philadelphia counties, Pennsylvania.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

	At June 30, 2018	At June 30, 2017
(In thousands)
Financial Condition Data:
Total assets	$297,762	$216,765
Cash and cash equivalents	14,745	28,577
Investment securities available-for-sale, at fair value	30,847	42,820
Investment securities held-to-maturity	13,905	11,809
Loans held for sale at fair value	13,558	12,784
Loans receivable, net	212,696	111,811
Deposits	235,403	170,481
Federal Home Loan Bank advances	22,000	9,000
Securities sold under agreements to repurchase	5,739	2,883
Total liabilities	267,041	185,324
Total shareholders’ equity	30,721	31,441

	For the Three Months Ended June 30,		For the Year Ended June 30,
	2018	2017	2018	2017
(In thousands except per share data)
Operating Data:
Interest income	$2,350	$1,497	$7,984	$5,734
Interest expense	523	235	1,351	891
Net interest income	1,827	1,262	6,633	4,843
Provision for loan losses	111	78	266	201
Net interest income after provision for loan losses	1,716	1,184	6,367	4,642
Gain on sale of loans, net	702	1,066	3,467	5,515
Other non-interest income (loss)	392	336	609	(573)
Non-interest income	1,094	1,402	4,076	4,942
Non-interest expense	2,539	2,332	9,429	8,820
Income before income taxes	271	254	1,014	764
Income tax expense	48	75	244	195
Net income	$223	$179	$770	$569

Earnings per share-Basic	$0.11	$0.08	$0.38	$0.56
Earnings per share -Diluted	$0.11	$0.08	$0.38	$0.56
Average common shares outstanding- Basic	2,019,896	2,182,125	2,016,606	1,010,354
Average common shares outstanding- Diluted	2,027,093	2,182,125	2,018,401	1,010,354

	At or For the Three Months Ended June 30		At or For the Year Ended June 30
	2018	2017	2018	2017
Performance Ratios:
Return on average assets(6)	0.32%	0.33%	0.31%	0.28%
Return on average equity(6)	2.98	2.32	2.48	2.72
Interest rate spread (1)	2.54	2.35	2.71	2.46
Net interest margin (2)	2.69	2.45	2.82	2.52
Efficiency ratio (3)	86.92	87.54	88.05	90.14
Average interest-earning assets to average interest-bearing liabilities	117.56	121.32	119.27	113.16

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.52%	0.65%	0.52%	0.65%
Non-performing loans as a percent of total loans	0.72	1.26	0.72	1.26
Allowance for loan losses as a percent of non-performing loans	56.78	42.15	56.78	42.15
Allowance for loan losses as a percent of total loans	0.41	0.53	0.41	0.53
Net (recoveries) charge-offs to average outstanding loans during the period	0.00	0.00	(0.01)	0.10

Capital Ratios: (4)
Common equity tier 1 capital (to risk weighted assets)	15.03%	21.21%	15.03%	21.21%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.77	11.23	8.77	11.23
Tier 1 risk-based capital (to risk weighted assets)	15.03	21.21	15.03	21.21
Total risk-based capital (to risk weighted assets)	15.57	21.75	15.57	21.75
Average equity to average total assets(5)	10.59	14.39	12.67	10.39

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(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Capital ratios are for Huntingdon Valley Bank.

(5) Represents consolidated average equity to average total assets.

(6)  Annualized for the three months ended June 30, 2018 and 2017

CONTACT:

Joseph C. O’Neill, Jr.

Executive Vice President and Chief Financial Officer

(267) 280-4000 ext. 6232